December 2014 Pricing Sheet dated December 19, 2014 relating to Preliminary Terms No. 30 dated December 3, 2014 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities
PRICING TERMS – DECEMBER 19, 2014
Issuer:	Morgan Stanley
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$4,225,100
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	December 19, 2014
Original issue date:	December 24, 2014 (3 business days after the pricing date)
Maturity date:	December 22, 2017
Early redemption:
If, on any of the first five semi-annual determination dates, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.

Early redemption payment:
The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 9.00% per annum for each semi-annual determination date, as follows:
•      1st determination date: $10.45
•      2nd determination date: $10.90
•      3rd determination date: $11.35
•      4th determination date: $11.80
•      5th determination date: $12.25
No further payments will be made on the securities once they have been redeemed.

Determination dates:
1st determination date: June 19, 2015
2nd determination date: December 21, 2015
3rd determination date: June 20, 2016
4th determination date: December 19, 2016
5th determination date: June 19, 2017
Final determination date: December 19, 2017
The determination dates are subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:	The third business day after the relevant determination date
Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
•      If the final index value is greater than or equal to the initial index value:
$10 + ($10 × index percent increase × 150%)
•      If the final index value is less than the initial index value but greater than or equal to the trigger level:
$10
•      If the final index value is less than the trigger level:
$10 × index performance factor.
Under these circumstances, you will lose a significant portion or all of your investment.

Terms continued on the following page
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.613 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10.00	$0.20(1)
		$0.05(2)	$9.75
Total	$4,225,100	$105,627.50	$4,119,472.50
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
  Preliminary Terms No. 30 dated December 3, 2014
Product Supplement for Auto-Callable Securities dated November 19, 2014                       Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley

Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

Terms continued from previous page:
Initial index value:	3,141.28, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Index percent increase:	(Conditional observation index value – initial index value) / initial index value
Index performance factor:	Final index value divided by the initial index value
Trigger level:	2,355.96, which is 75% of the initial index value
Conditional observation index value:	The highest index closing value of the underlying index observed on the observation dates
Observation dates:	Each index business day on which no market disruption event occurs during the period from but excluding the pricing date to and including the final determination date
CUSIP / ISIN	61764M216 / US61764M2162
Listing:	The securities will not be listed on any securities exchange.